Exhibit 9
                                                                       ---------

                                 PROMISSORY NOTE
                                 ---------------

$30,000,000.00                                              November 5, 2001
                                                            Wilmington, Delaware


     For value received and intending to be legally bound, TITANIUM METALS CORPORATION, a Delaware corporation with an address of 1999 Broadway, Suite #4300, Denver, CO 80202 ("Maker") promises to pay to the order of TIMET FINANCE MANAGEMENT COMPANY, a Delaware corporation, with an address of 300 Delaware Avenue, Ninth Floor, Wilmington, Delaware 19801 (hereinafter called "Payee"), or such other place as Payee may designate in writing, the principal sum of THIRTY MILLION ($30,000,000.00) DOLLARS lawful money of the United States of America or such lesser principal amount as may be advanced to Maker from time to time under a revolving line of credit, together with interest on the outstanding principal balance hereof as set forth below.

     Payee hereby agrees to lend funds (individually a "Revolving Credit Loan," and collectively the "Revolving Credit Loans") to Maker from time to time, during the period from and after the date of this Promissory Note ("Note") until the termination hereof upon demand by Payee ("Maturity Date"), in an aggregate principal amount not to exceed at any one time outstanding $30,000,000. Each Revolving Credit Loan shall be in the face amount of $100,000 or any multiple thereof. As requested by Maker, so long as Maker is not in default hereof, amounts prepaid may be reborrowed under this Note. Maker shall provide Payee with notice of its request for a Revolving Credit Loan advance, and shall provide Payee with all documentation reasonably requested by Payee in relation to such advances. The amount of each Revolving Credit Loan made hereunder and all payments made on account of the principal of this Note shall be recorded by the Payee and the Maker in accordance with their respective customary past practices.

     This Note shall be payable as follows: (i) accrued interest in arrears on the outstanding principal balance advanced hereunder at the Applicable Rate of Interest (defined below) then in effect shall be due and payable quarterly on the last day of each quarter thereafter until the Maturity Date; and (ii) on the Maturity Date, a final installment shall be due and payable which shall include all unpaid amounts of the principal balance and interest accrued and unpaid thereon, and any and all other payments or amounts due under this Note.

     The "Applicable Rate of Interest" is that rate of interest which is at all times equal to one percent (1.0%) per annum higher than the three month LIBOR rate as reported from time to time in the column entitled "Money Rates" in The Wall Street Journal. The Applicable Rate of Interest shall change on the first day of each calendar quarter. When such prime rate changes on a day other than a payment date under this Note, interest for the month in which such change or changes occur shall be calculated on a per diem basis with the varying rate in effect during each period. If any installment of principal and/or interest under this Note is not paid on its due date or if the Maker fails to pay the entire principal balance, together with interest accrued thereon, and all other sums due under this Note on the Maturity Date, interest shall be due on such overdue amount (including overdue interest) from its due date to the date on which it is paid at the rate of two percent (2.00%) per annum above the Applicable Rate of Interest but shall in no case be more than the highest rate permitted by law (the "Default Rate"). Such interest at the Default Rate shall (in addition to all other interest) be due on each payment date and on the date on which the overdue amount is paid. Interest at the Default Rate shall be due on all interest from the date on which it was due until the date on which it is paid and any interest which is not paid at maturity (whether stated or accelerated) shall be added to the principal balance of this Note on the Maturity Date.

     Maker may prepay the unpaid principal sum hereof in whole or in part without prepayment charge or premium.

     In the event any of the aforesaid payments of interest and/or principal remain unpaid fifteen (15) days after such payments are due, Maker shall pay, upon demand by Payee, a delinquency charge of one tenth of one percent (0.1%) of the amount so overdue to cover the extra expense involved in handling delinquent payments. Provisions for such delinquency charge shall not be construed to permit Maker to make any payment after its due date, obligate Payee to accept any overdue installment, or affect Payee's rights and remedies upon default.

     Each of the following events shall constitute an "Event of Default" under this Note: (a) Maker fails to make any payment of principal or interest or any other sum required to be made under this Note, and such payment is not made within fifteen (15) days after its due date; or (b) if Maker becomes insolvent or makes an assignment for the benefit of creditors; or (c) if (i) a court shall enter a decree or order for relief in respect of Maker in an involuntary case under the Federal Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any of the property of Maker, or shall order the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days; or (ii) Maker shall commence an action in bankruptcy, insolvency, or under any other similar law now or hereinafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of Maker or for any part of its property; or
(d) failure by the Maker to observe or perform any material covenant, agreement, condition or term of this Note which remains uncured for thirty (30) consecutive days after Maker's receipt of notice of such failure.

     At any time after occurrence of an Event of Default, Payee may, at Payee's option and without notice or demand, do any one or more of the following:

     (a) without declaring the unpaid principal balance to be due, collect all installments of principal and/or interest (at the then applicable rate provided above to the date on which a default occurs and, thereafter, at the Default Rate) and all other sums due under this Note from time to time, by any action provided in this Note or provided at law or in equity.

     (b) declare the entire unpaid principal balance of this Note, together with interest accrued thereon (at the then applicable rate provided above to the date on which a default occurs and, thereafter, at the Default
         Rate) and all other sums due from Maker under this Note to be due and payable immediately; and/or

     (c) exercise any other right or remedy as may be provided in this Note or provided at law or in equity.

     Payment of all or any part of the indebtedness may be recovered at any time by any one or more of the foregoing remedies.

     Whether or not the entire unpaid principal balance is declared to be due, the interest rate on the unpaid balance shall be the Default Rate from the date on which an Event of Default occurs until the date on which all defaults are cured or the entire unpaid principal balance and all other sums due under this Note are actually received by Payee.

     In any action under this Note, Payee may recover all costs of suit and other expenses in connection with the action, including the cost of any title search and reasonable attorneys fees, paid or incurred by Payee.

     The rights and remedies provided to Payee in this Note (a) are not exclusive and are in addition to any other rights and remedies Payee may have at law or in equity, (b) shall be cumulative and concurrent, (c) may be pursued singly, successively or together against Maker, and/or any other security at the sole discretion of Payee, and (d) may be exercised as often as occasion therefor shall arise. The failure to exercise or delay in exercising any such right or remedy shall not be construed as a waiver or release thereof.

     Payee shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Payee. Such a written waiver signed by Payee shall waive Payee's rights and remedies only to the extent specifically stated in such written waiver. A waiver as to one or more particular Events of Default shall not be construed as continuing or as a bar to or waiver of any right or remedy as to another or subsequent Event of Default.

     Maker shall pay the cost of any revenue, tax or other stamps now or hereafter required by law to be affixed to this Note. Maker shall pay any and all taxes imposed upon Payee by reason of this Note or the ownership or possession of this Note, including personal property taxes, but excluding any income taxes imposed by reason of income received by Payee under this Note, and shall reimburse Payee for the amount of any such taxes paid by Payee. If Maker fails or refuses or is not legally permitted to make such payment or reimbursement, Payee, may, at its option, declare the indebtedness to be immediately due and payable, whereupon Maker shall immediately pay such principal and other sums to Payee.

     Time is of the essence of each and every provision of this Note.

     The words "Payee" and "Maker" shall include the respective successors and assigns of Payee and Maker, respectively. The provisions of this Note shall bind and inure to the benefit of Payee and Maker and their respective successors and assigns provided that the provisions of this paragraph are subject to all the other provisions of this Note.

     As to all pronouns and other terms in this Note, the singular shall include the plural and vice versa and any gender shall include the other two genders, as the context may require.

     This Note may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

     This Note shall be governed by and construed according to the laws of Delaware, except as otherwise provided by Exhibit A attached hereto.

     All notices, requests, demands and other communications given pursuant to any provision of this Note shall be given in writing by U.S. certified or registered mail with return receipt requested and postage prepaid, or by any 24-hour courier service with proof of delivery, addressed to the party for which it is intended at the address of that party first stated above or such other address of which that party shall have given notice in the manner provided herein. Any such mail notice shall be deemed to have been given three days after the day the notice is deposited in the mail. Any such courier notice shall be deemed to have been given on the next business day following the day on which it is deposited with such courier for sending.

     The provisions of Exhibit A attached hereto and incorporated herein shall be effective.

     This Promissory Note is a replacement note for that certain Promissory Note from Maker to Payee dated December 22, 1999, in the original principal amount of $30,000,000 that matured on December 31, 2000. This Note represents a rollover of all amounts due and owing by Maker to Payee under such prior note.

     IN WITNESS WHEREOF, Maker has executed this Note under seal on 5 November 2001.


                             TITANIUM METALS CORPORATION
                             a Delaware corporation



                             /s/ Mark A. Wallace
                             ---------------------
                             Mark A. Wallace
                             Executive Vice President
                             and Chief Financial Officer



     Agreed and acknowledged:

     TIMET FINANCE MANAGEMENT COMPANY
     A Delaware corporation



     By: /s/ Victoria L. Garrett
         ----------------------------------
     Name:  Victoria L. Garrett
     Title:  President

                                    EXHIBIT A

                            SUBORDINATION PROVISIONS

     1. The indebtedness evidenced by this instrument (herein called the "Junior Debt") is subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as defined herein. Each holder of this instrument, by its acceptance hereof, agrees to and shall be bound by all the provisions hereof.

     2. As used herein, the term "Senior Debt" shall mean all indebtedness, obligations and liabilities of Titanium Metals Corporation or Titanium Hearth Technologies, Inc. (collectively, "Borrower") arising out of or in connection with the Loan and Security Agreement, dated as of February 25, 2000 (as amended, restated, extended, supplemented or otherwise modified from time to time the "Loan Agreement"), among the Borrower and Congress Financial Corporation (Southwest) ("Congress"), including, without limitation, all principal, premium, (if any) and interest on the Obligations (as defined in the Loan Agreement) of Borrower to Congress, and any and all renewals, extensions and refundings thereof (including, without limitation, any interest accruing subsequent to the commencement of bankruptcy, insolvency or similar proceedings with respect to the Borrower).

     3. Upon the occurrence and during the continuance of an Event of Default (in each case, as defined in the Loan Agreement) under the Loan Agreement, the Borrower will not, directly or indirectly, make or agree to make:

     (a) any payment (in cash or property, by set-off or otherwise), direct or indirect, of or on account of any principal, premium (if any) or interest in respect of any Junior Debt (or any indebtedness subordinated to any Junior Debt), and no such payment shall be accepted by any holder of Junior Debt; or

     (b) any redemption, purchase or other acquisition, direct or indirect, of any Junior Debt (or any indebtedness subordinated to any Junior Debt), and no holder of any Junior Debt shall be a party to any such redemption, purchase or other acquisition.

     4. Upon (a) any acceleration of the principal amount due on the Junior Debt or (b) any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Borrower, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, then and in any such event all principal, premium (if any) and interest and all other amounts due or to become due upon all Senior Debt shall first be paid in full before any holder of the Junior Debt shall be entitled to retain any assets so paid or distributed in respect of the Junior Debt (for principal, premium (if any), interest or otherwise); and, upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to which the holders of the Junior Debt would be entitled, except as otherwise provided herein, shall be paid by the Borrower or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person, corporation, partnership or other entity making such payment or distribution, or by the holders of the Junior Debt if received by them directly, to the holders of Senior Debt (pro rata to each such holder on the basis of the respective amounts of Senior Debt held by such holder) or their representatives, to the extent necessary to pay all Senior Debt in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt before any payment or distribution is made to the holders of the Junior Debt.

     5. Should any payment or distribution be collected or received by the holder of this instrument and such collection or receipt is not expressly permitted by the foregoing provisions, such holder shall forthwith turn over the same to the holders of the Senior Debt or their representatives in the form received (except for the endorsement or the assignment of such holder when necessary) and, until so turned over, the same shall be held in trust by such holder as the property of the holders of the Senior Debt.

     6. No holder of this instrument shall, without the prior written consent of the holders of Senior Debt, have any right to demand payment of, or accelerate the maturity of, or institute any proceedings to enforce, any indebtedness evidenced by this instrument during any time when an Event of Default (as defined in the Loan Agreement) exists under the Loan Agreement.

     7. Until the Senior Debt shall have been paid in full, the holders of the Junior Debt will not, without the prior written consent of the holders of the Senior Debt, commence or join with any other person, corporation, partnership or other entity in commencing any proceeding against the Borrower or any other person, corporation, partnership or other entity with respect to the Junior Debt under any bankruptcy, reorganization, readjustment of debt, dissolution, receivership, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction, nor shall the holders of the Junior Debt, without the prior written consent of the holders of the Senior Debt, participate in any assignment for benefit of creditors, compositions or arrangements with respect to the Borrower's debts with respect to the Junior Debt.

     8. The terms of paragraphs 3 through 7 above, the subordination effected thereby, and the rights of the holders of the Senior Debt, shall not be affected by (a) any amendment of or addition or supplement to the Loan Agreement or any Senior Debt or any instrument or agreement relating thereto or providing collateral security for any Senior Debt, (b) any exercise or non-exercise of any right, power or remedy under or in respect of the Loan Agreement or any Senior Debt or any instrument or agreement relating thereto, or any release of any collateral securing any Senior Debt, or (c) any waiver, consent, release, indulgence, extension, renewal, modification, delay, or any other action, inaction or omission in respect of the Loan Agreement or any Senior Debt or any instrument or agreement relating thereto or providing collateral security for any Senior Debt; in each case whether or not any holders of any Junior Debt shall have had notice or knowledge of any of the foregoing.

     9. Each holder of this instrument by its acceptance hereof authorizes and directs the Borrower on its behalf to take such further action as may be necessary or appropriate to effectuate the subordination as provided herein and appoints the Borrower its attorney-in-fact for any and all such purposes.

     10. THE PROVISIONS OF PARAGRAPHS 1 THROUGH 8 OF THIS INSTRUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.